Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release Media Contact: Lauren C. Steele VP Corporate Affairs 704-557-4551 Investor Contact: David V. Singer Executive VP & CFO 704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
April 28, 2005	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports First Quarter 2005 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $.7 million or $.08 per share for the first quarter of 2005. These results compare to net income of $2.8 million or $.31 per share in the first quarter of 2004.

The Company’s net sales grew more than 8% in the first quarter of 2005. Approximately half of the first quarter’s revenue growth was driven by franchise bottle/can revenues and half reflected higher contract sales to other Coca-Cola bottlers. The increase in franchise bottle/can sales reflected a 2% increase in volume and a 2% increase in average revenue per case. The growth in sales to other Coca-Cola bottlers was driven by a 56% increase in volume. Income from operations was down $2.3 million or 15% compared to the first quarter of 2004. Income from operations in the first quarter of 2004 included favorable nonrecurring items of approximately $2 million for certain customer related marketing programs between the Company and The Coca-Cola Company.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s business results in the first quarter of 2005 were much stronger than indicated by the decrease in income from operations. Our franchise bottle/can revenue growth was healthy, reflecting a balance between growth in volume and average revenue per case. Additionally, we benefited from a significant increase in sales to other bottlers, continuing a multi-year trend. We experienced a significant increase in certain costs, with packaging costs up more than 10% and fuel costs up more than 20%. We believe that some of these cost increases will subside over the next year or so, and we strive to offer our products at prices appropriate to encourage consumer demand; therefore we have targeted lower increases in net selling prices than would be required to fully cover our cost increases. We believe our long-term business will benefit from these actions despite the short-term effect on gross margins.” Mr. Harrison also said, “Innovation has become increasingly important to the Company’s sales volume growth and The Coca-Cola Company has an impressive list of new items that should help our sales volume this year. The introduction of Full Throttle, The Coca-Cola Company’s new energy drink, helped our first quarter and was the key driver of our growth in sales to other bottlers, as we produce this product for all Coca-Cola bottlers in the eastern half of the U.S. The innovation calendar is much stronger in the second quarter when we anticipate the introduction of a number of new products, led by Coca-Cola Zero.” Mr. Harrison also said the Company continues to focus on reducing its debt through limiting capital spending and deliberate working capital management. Debt at the end of the first quarter of 2005 was down by $70 million as compared to the end of the first quarter of 2004.

William B. Elmore, President and COO, said, “The Company drove solid volume growth despite a reasonably large increase in average revenue per case. In a more normalized cost environment, the quarter’s combination of volume growth and price growth would have produced the strongest gross margin performance in a number of years. Volume growth was strong across all major product categories. Our sugar carbonated soft drink business grew slightly above 1%, its first increase in a number of years. Diet carbonated soft drink volume increased by 2% on top of almost 8% growth a year ago. Volume for our noncarbonated beverages grew more than 8% with POWERade leading the way with a 23% increase. Our new energy drink offerings of Full Throttle and RockStar represented less than ½% of total volume in the first quarter of 2005. However, our energy drink business appears be on a solid growth trajectory and this category delivers profit margins that are more than twice the margins of our core CSD business.” Mr. Elmore also said that the Company is focused sharply on minimizing growth in operating expenses to help offset the increases in packaging materials and fuel costs.

Cautionary Information Regarding Forward-Looking Statements

Included in this press release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about: our expectations regarding certain cost increases subsiding in the next year or so; our business benefiting in the long-term from accepting narrower operating margins this year; the effects of new product introductions on sales volume; stronger innovation in the second quarter; our focus on reducing debt through limiting capital spending and working capital management; and our focus on minimizing growth in operating expenses.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated return on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to nonalcoholic beverages; an inability to increase selling prices, increase bottle/can volume or reduce expenses to offset higher raw material costs; reduced brand and packaging innovation; significant changes in credit ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances or national emergencies; and changes in financial markets. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 34, 35 and 36 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2005	2004
Net sales	$306,257	$282,727

Cost of sales*	166,315	142,210

Gross margin	139,942	140,517
Selling, delivery and administrative expenses*	109,111	106,570
Depreciation expense	17,196	17,652
Amortization of intangibles	409	795

Income from operations	13,226	15,500

Interest expense	11,498	10,308
Minority interest	520	447

Income before income taxes	1,208	4,745
Income taxes	489	1,950

Net income	$719	$2,795

Basic net income per share	$.08	$.31

Diluted net income per share	$.08	$.31

Weighted average number of common shares outstanding	9,083	9,063

Weighted average number of common shares outstanding – assuming dilution	9,083	9,063

*	Excludes depreciation expense